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                                                                     Exhibit 5.2

INTERNAL REVENUE SERVICE                              DEPARTMENT OF THE TREASURY
DISTRICT DIRECTOR
G.P.O. BOX 1680
BROOKLYN, NY  11202
                                    Employer Identification Number:
                                          04-1915080
Date:  Jun. 23, 1995                File Folder Number:
                                          043002980
FREEDOM CAPITAL MANAGEMENT          Person to Contact:
CORPORATION                               FRANK PAUSCH
C/O MATTHEW T GIULIANI ESQ          Contact Telephone Number:
C/O GOODWIN PROCTER & HOAR                (718) 488-2427
EXCHANGE PLACE                      Plan Name:
BOSTON, MA 02109                          FREEDOM CAPITAL MANAGEMENT
                                          CORP  DEFERRED SAVINGS PLAN
                                    Plan Number:  002

Dear Applicant:

      We have made a favorable determination on your plan, identified above, based on the information supplied. Please keep this letter in your permanent records.

      Continued qualification of the plan under its present form will depend on its effect in operation. (See section 1.401-1(b)(3) of the Income Tax Regulations.) We will review the status of the plan in operation periodically.

      The enclosed document explains the significance of this favorable determination letter, points out some features that may affect the qualified status of your employee retirement plan, and provides information on the reporting requirements for your plan. It also describes some events that automatically nullify it. It is very important that you read the publication.

      This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other federal or local statutes.

      This determination is subject to your adoption of the proposed amendments submitted in your letter dated June 9, 1995. The proposed amendments should be adopted on or before the date prescribed by the regulations under Code section 401(b).

      This determination letter is applicable for the amendment(s) adopted on Nov. 9, 1994.

      This plan has been mandatorily disaggregated, permissively aggregated, or restructured to satisfy the nondiscrimination requirements.

      This letter is issued under Rev. Proc. 93-39 and considers the amendments required by the Tax Reform Act of 1986 except as otherwise specified in this letter.

      This plan satisfies the nondiscriminatory current
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FREEDOM CAPITAL MANAGEMENT

availability requirements of section 1.401(a)(4)-4(b) of the regulations with respect to those benefits, rights, and features that are currently available to all employees in the plan's coverage group. For this purpose, the plan's coverage group consists of those employees treated as currently benefiting for purposes of demonstrating that the plan satisfies the minimum coverage requirements of section 410(b) of the Code.

      This letter may not be relied upon with respect to whether the plan satisfies the qualification requirements as amended by the Uruguay Round Agreements Act, Pub. L. 103-465.

      If you have questions concerning this matter, please contact the person whose name and telephone number are shown above.

                                    Sincerely yours,
                                    /s/ Herbert J. Huff
                                    Herbert J. Huff
                                    District Director

Enclosures:
Publication 794
Reporting & Disclosure Guide
  for Employee Benefit Plans